Advanced Series Trust
For the period ended June 30, 2008
File number 811-5186


SUB-ITEM 77C-2
Submission of Matters to a Vote of Security Holders

	Joint Meetings of Shareholders of Advanced Series
Trust - AST Aggressive Asset Allocation Portfolio, AST
Capital Growth Asset Allocation Portfolio, AST Conservative
Asset Allocation Portfolio, AST Preservation Asset
Allocation Portfolio, and AST Advanced Strategies
Portfolio.

At this meeting the shareholders of the above-referenced
Portfolios approved the following resolutions:

To approve a subadvisory agreement among Prudential
Investments LLC ("PI), AST Investment Services, Inc. ("AST
Investment" and with PI, collectively the "Manager") and each of Quantitative Management Associates LLC ("QMA"),
Prudential Investment Management, Inc. ("PIM") and Jennison
Associates LLC ("Jennison") (each, as "Subadviser," and collectively, the "Subadvisers") for each of the Portfolios.

The voting was as follows:

AST Preservation Asset Allocation Portfolio

Affirmative:	93,733,762.806
Against:	  4,429,219.617
Abstain:	  9,986,108.179

AST Advanced Strategies Portfolio

Affirmative:	283,062.483.784
Against:	  15,917,263.896
Abstain:  	  17,214,574.100

AST Aggressive Asset Allocation Portfolio

Affirmative:	70,710,652.609
Against: 	  1,560,488.947
Abstain:	  3,078,597.282

AST Capital Growth Asset Allocation Portfolio

Affirmative:	821,199,760.068
Against:	  43,403,814.767
Abstain:	  53,617,780.399


AST Conservative Asset Allocation Portfolio

Affirmative:	305,504,668.954
Against: 	  12,103,912.717
Abstain:	  23,204,582.243